                                                                     EXHIBIT 4.5


                          MANAGEMENT SERVICES AGREEMENT

                       MADE THIS 1ST DAY OF SEPTEMBER 2000

PARTIES:

1.  ELITE LOGISTICS,  INC.  AND SUBSIDIARIES (ELITE), AND;

2.  THIEN K NGUYEN (MANAGER) (LOCATED IN FREEPORT, TEXAS OR OTHER LOCATION)

BACKGROUND:

1. ELITE wishes to retain the services of MANAGER to provide management services in accordance with the Position Specification attached hereto.

2. MANAGER agrees to render such services to ELITE subject to the terms and conditions of this Agreement.

3. The mission of ELITE as outlined in its business plan is as follows: "Elite will harness the power of wireless communications and global positioning technology to improve the security of life and property and the efficiency of our clients' business by providing best of breed monitoring, tracking and information systems for motor vehicles and other mobile and fixed assets."

4. Pursuant to this Management Services Agreement MANAGER will assist ELITE to fulfill its business plan and accomplish its mission.

DECLARATION

I, MANAGER declare that I have read and fully understand the conditions of employment detailed in the attached Management Services Agreement and accept them fully.

SIGNED BY MANAGER                    SIGNED FOR AND ON BEHALF OF
                                     ELITE LOGISTICS, INC.

------------------------------
                                     By:
                                                 -------------------------------

                                     Title:      President
                                                 -------------------------------

Witness:                              Witness:
        ----------------------                   -------------------------------


Full Name                             Full Name
          --------------------                   -------------------------------

Address                                Address
        ----------------------                   -------------------------------


Occupation                            Occupation
           -------------------                   -------------------------------

                                     Page 1                              9-1-200
Confidential

1 DEFINITIONS:

ELITE GROUP                            Means ELITE Logistics Services, Inc. and
                                       all subsidiary and affiliate companies in which ELITE may have an equity interest from time to time.

THE BOARD                              Means the Board of Directors of ELITE.

THE BUSINESS PLAN                      Means the plan for the operation of
                                       ELITE's business as approved by the Board and amended by the Board from time to time.

CONFIDENTIAL INFORMATION               Means all information that is
                                       confidential to and the property of ELITE and the ELITE Group whether in written, electronic or other form or retained in the mind of the MANAGER. Without limiting the generality of the forgoing, it includes all and any information relating to the business, business plans, affairs, policies, processes, intellectual property (including without limitation software products, source codes, designs, specifications, drawings, technical information, know how, trade secrets, technical and scientific research, copyright, patents and patent applications), documents, costing, pricing methods, operations, finances, strategic relationships, customers, product knowledge, quality standards, devices, market research, past and present legal or regulatory matters and all such similar information of ELITE and the ELITE Group.

DOCUMENTS                              Means all memoranda, notes,
                                       specifications, manuals, drawings, plans, design reports, records and other material stored in written, audio, visual or electronic or whatsoever form

INTELLECTUAL PROPERTY                  Means the right to use, copy, modify,
                                       market, or license any software concept, design, source code, or documentation. It also includes all rights to any brand, patent, copyright, registered design, trademark, distinguishing logos, trade secret or any other intellectual property right belonging to ELITE or Elite Group including any software, systems or products discovered by MANAGER or by ELITE. It also includes such other
                                       Industrial, Intellectual and Contractual
                                       Property as may further establish or
                                       reinforce the ELITE Group rights in the
                                       ELITE software, systems and products.

MANAGEMENT SERVICES AGREEMENT          Means this agreement between the parties
                                       and any amendments thereto.

REQUIRED NOTICE OF TERMINATION         Means the minimum period for notice of
                                       termination set out in Schedule A.

REVIEW DATE                            Means the date for annual salary review
                                       as set out in Schedule A.


TERRITORY                              Means the territories as set out in
                                       Schedule A.

Confidential                        Page 2                              9-1-2000

2.       COMMENCEMENT DATE

2.1 This Agreement shall commence on the commencement date specified in Schedule A.


3.       MANAGER'S DUTIES

3.1 MANAGER shall perform the duties set out in the Position Specification contained in Schedule B diligently and competently and in a professional manner to the best of MANAGER'S ability for the benefit of ELITE. The Chief Executive Officer or designated representative may from time to time at their sole discretion as they deem appropriate assign to MANAGER such other responsibilities and duties.

3.2 MANAGER shall work full-time (a minimum 40 hours per week) for ELITE. MANAGER may act as a non-executive director or advisor for other companies provided that MANAGER advises Elite of such other activities and they do not, in the opinion of ELITE impair MANAGER'S ability to fulfill this Agreement.

3.2 MANAGER shall prepare such business plans, forecasts, activity reports, financial reports, and management reports as the Chief Executive Officer or designated representative may request. MANAGER shall inform the Chief Executive Officer or designated representative of important developments including without limitation:

         o Information about competitors, their products and prices.

         o Comments on ELITE' products from actual and prospective customers.

         o Opportunities for further product development or for new products.

         o Any other market intelligence.

3.3 MANAGER acknowledges receipt of a copy of the Employee Handbook/Company Policy Manual and has read understood and agreed to the same. MANAGER agrees to abide by company policy and such other reasonable limitations upon his scope of authority as may be established from time to time by the Chief Executive Officer or designated representative.

3.4 MANAGER shall comply with all the applicable laws and regulations in the territory in performing his duties for ELITE.

4.       SALARY AND SALARY REVIEWS

4.1 MANAGER shall receive the compensation package including the salary and performance related cash bonuses detailed in Schedule A in the manner detailed. Salary including cash bonuses shall be reviewed annually on the Review Date.

5.       GENERAL CONDITIONS

5.1 The general conditions of employment shall be as set out in the Employee Handbook (copy attached at Schedule C) and as amended from time to time, in Elite's sole discretion.

Confidential                        Page 3                              9-1-2000

6.       EXPENSES.

6.1 ELITE shall reimburse MANAGER for reasonable business expenses necessarily incurred in the performance of his duties in accordance with ELITE travel and expenses policies and procedures that are in effect at the time the expenses are incurred.

6.2 If ELITE provides MANAGER with a corporate credit card, MANAGER is responsible for any personal charges incurred on the company credit card and without limitation to any other remedy which may be available to ELITE hereby grants to ELITE the right to offset such charges against any and all amounts which may be due to MANAGER from ELITE. MANAGER shall return such credit card to ELITE immediately upon request by ELITE and in any event upon termination of this Agreement for whatever reason.

6.3 If ELITE provides MANAGER with a corporate phone card, MANAGER is responsible for any personal charges incurred on the company phone card and without limitation to any other remedy which may be available to ELITE hereby grants to ELITE the right to offset such charges against any and all amounts which may be due to MANAGER from ELITE. MANAGER shall return such phone card to ELITE and desist from using such service immediately upon request by ELITE and in any event upon termination of this Agreement for whatever reason.

7.       CONFIDENTIAL INFORMATION

7.1 Elite promises to provide MANAGER and MANAGER acknowledges, that by virtue of MANAGER'S employment with ELITE, MANAGER will gain knowledge of Confidential Information. MANAGER agrees and acknowledges that all such Confidential Information is the sole and exclusive property of ELITE. MANAGER covenants that the Confidential Information, and any other information obtained by MANAGER in relation to the ELITE Group shall during the currency of MANAGER'S employment and at all times thereafter, be kept secret and confidential and except to the extent that any such Confidential Information or other information shall be part of the public domain (other than as a result of the breach by the MANAGER of this Clause) such information shall not be disclosed other than as required by law.

7.2 MANAGER will not disclose Confidential Information to such parties within ELITE who MANAGER should reasonably expect to be excluded from receiving such Confidential Information.

7.3 MANAGER further agrees to promptly deliver to ELITE upon termination of this Agreement, or at any time that ELITE may so request, all software, media memoranda, notes, records and other documents comprising Confidential Information that he then possesses or has under his control.

7.4 The MANAGER shall not during the term of this Agreement or subsequently directly or indirectly divulge to any person other than MANAGER'S professional advisor(s) any of the terms of this Agreement.

Confidential                        Page 4                              9-1-2000

8.       PROTECTION OF INTELLECTUAL PROPERTY

8.1 MANAGER acknowledges that all ELITE Group software, systems, products and processes are proprietary to the ELITE Group by virtue of their unique design.

8.2 MANAGER shall have no rights in respect of any Intellectual Property of the ELITE Group, or the goodwill associated therewith and MANAGER acknowledges that all such rights are vested in the ELITE Group.

8.3 MANAGER shall not during the term of this Agreement or for a period of two years thereafter aid, abet or assist, either directly or indirectly, anyone else in replicating, creating, manufacturing, marketing, licensing, or in any other way dealing in systems and products infringing the ELITE Group's Intellectual Property.

8.4 MANAGER shall comply with all directives of the Board and take all other reasonable steps to prevent infringement by third parties of the Intellectual Property of the ELITE Group.

8.5 MANAGER shall promptly notify the Board of Directors in the event that he becomes aware of any infringement by third parties of the ELITE Group's Intellectual Property.

8.6 MANAGER further agrees to promptly deliver to ELITE on termination of this Management Services Agreement, or at any time that ELITE may so request, all memoranda, notes, records and other documents comprising or relating to the Intellectual Property that MANAGER then possesses or has under MANAGER'S control.

9.       COVENANTS NOT TO COMPETE

9.1 MANAGER agrees that the services he has to perform under this Agreement are of a special, unique, unusual, extraordinary and intellectual in character.

9.2 MANAGER acknowledges that ELITE would sustain considerable injury were MANAGER to take the knowledge, skills, business contacts and information (whether confidential or otherwise) acquired during MANAGER'S service with ELITE and use them to compete with ELITE.

9.3 In order to protect Elite's interests in its Confidential Information and Intellectual Property, MANAGER covenants that during the term of this Agreement and for a period of one year after termination for any reason, neither MANAGER, nor any corporation, partnership or joint venture of which MANAGER is a member, will without the prior written consent of ELITE, either directly or indirectly, and whether as principal, agent, trustee, financier, shareholder, debenture holder, director, consultant, partner, advisor, or otherwise in the Territory:

         a) Compete with the Business of ELITE as carried on by ELITE until the date of termination.

         b) Be concerned in any corporation or business that is or may be engaged or concerned in or does or may carry on business that competes with the Business of ELITE as carried on by ELITE until the date of termination. MANAGER may hold or make investments in Companies whose business does not directly compete with the Business at the time of making such investment, but shall immediately disclose such investments should their business subsequently become competitive.

         c) Solicit or entice away from ELITE by any means whatsoever (or endeavor to do so) any business from any person who is or was a customer of ELITE within the six month period prior to termination of this Agreement.

Confidential                        Page 5                              9-1-2000

         d) Employ, offer or procure the offer of employment, or solicit or entice away from ELITE, or induce to breach his/her Agreement of service with ELITE (or endeavor to do so) any person who was employed by ELITE or who was an officer or agent of ELITE, or a Contractor to ELITE at the date of termination or was employed by ELITE in any such capacity at any time during the six month period prior to termination.

9.4 MANAGER will not at any time after termination of this agreement represent himself as being in any way connected with or interested in the Business or affairs of ELITE.

9.5 The provisions of this Clause 9 shall bind and enure for the benefit of the Parties after the termination of this Agreement.

9.6 MANAGER acknowledges that this covenant not to compete is not unreasonably restrictive nor will it interfere with his ability to earn his livelihood for among other things the following reasons:

         o It covers only those services and products of the type marketed by the ELITE Group. The market for such systems and products is very small relative to the total software market.

         o Inconvenience of this covenant not to compete upon MANAGER is minimal in comparison with the hardship that the ELITE Group would potentially sustain without it.

         o The experience and skills that MANAGER acquires in the course of his employment with ELITE are readily transferable to other non-competing management opportunities on termination of his Agreement with ELITE.

9.7 Each of the undertakings of MANAGER contained in Clause 9.3 shall be read and construed independently of the other undertakings so that if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatever then the remaining undertakings shall be valid to the extent that they are not held to be so invalid.

9.8 While the undertakings of MANAGER contained in Clause 9.3 and 9.4 are considered by the Parties to be reasonable in all the circumstances, if one or more of such undertakings should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever, but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said undertakings shall apply with such modifications as may be necessary to make them valid and binding upon the MANAGER. Any such modifications shall be kept to a minimum.

9.9 As further consideration for entering into the restrictive covenants contained in this Agreement MANAGER shall receive the incentive bonus and/or stock option grants as set out in Schedule A.

10.      INTELLECTUAL PROPERTY ASSIGNMENT

10.1 MANAGER agrees that all software, inventions, processes, products, designs or procedures relating to the Business of ELITE which MANAGER may develop or participate in the development of during the term of this Agreement (hereinafter collectively referred to as "MANAGER'S Intellectual Property") whether during normal working hours or not shall be deemed to be the property of ELITE or its assignee.

10.2 MANAGER agrees to assign his rights if any to MANAGER'S Intellectual Property, developed while employed by ELITE, to ELITE and further to sign any documents reasonably required by ELITE in order to protect ELITE' interest in the MANAGER'S Intellectual Property.

Confidential                        Page 6                              9-1-2000

11.      TERM

11.1 The initial term of this Agreement is set out in Schedule A. Thereafter it may be renewed by mutual agreement until terminated by either party giving the other party the Required Notice of Termination.

11.2     ELITE may terminate this Agreement forthwith for cause if:

         o MANAGER is guilty of gross dereliction of duty, incompetence or a major breach of this Agreement

         o MANAGER commits any illegal, dishonest or fraudulent act against the company or is indicted, convicted or pleads nolo contendere to any felony or any act of moral turpitude

         o MANAGER is guilty of the use or possession of illegal drugs, or the excessive use of alcohol, or commits any other act that brings ELITE into disrepute.

         o MANAGER dies, or is incapable of performing MANAGER'S obligations, in the normal manner, on account of disability for ten consecutive weeks, or in the aggregate fifteen weeks, of any year. If this Agreement is terminated for cause pursuant to this sub-clause (iv), MANAGER or his heirs and assigns as the case may be, shall immediately vest in all options allocated to MANAGER up to and including the end of the calendar year of such death or disability.

         o Any other termination shall be deemed to be without cause.

11.3 ELITE shall have the right to terminate this Agreement without cause upon written notice to MANAGER. If ELITE terminates this Agreement without cause, ELITE shall continue to pay the salary portion of MANAGER'S compensation as it becomes due and continue benefits for a period of one month from the effective date of termination of this Agreement.

11.4 The Termination of this Agreement shall be without prejudice to the rights of the parties that accrued up to the date of termination. Termination shall not affect those clauses herein, which by their nature the parties intend to survive termination.

12.      REPRESENTATIONS AND WARRANTIES

12.1     The parties represent the warrant to each other:

         o Each is free to enter into this Management Services Agreement

         o Each possesses the legal authority to enter into this Management Services Agreement

         o There are no outstanding Contractual commitments that will prevent or restrict any of them from entering into this Agreement and performing the obligations hereunder.

Confidential                        Page 7                              9-1-2000

13.      GOVERNING LAW

13.1 The laws of Texas and controlling Federal Law shall govern this Management Services Agreement and any action hereunder shall subject to the jurisdiction of the federal and state courts sitting in Brazoria County, Texas.

14.      ENTIRE AGREEMENT

14.1 This Agreement represents the entire agreement between the parties with respect to the subject thereof as such it supersedes and replaces any prior arrangements between the parties either oral or written.

14.2 Any changes or modifications to this Agreement shall be valid only if made in writing and signed by both parties.


15.      SEVERABILITY

15.1 Each provision in this Management Services Agreement is severable wholly and in part and if any provision is said to be illegal or unenforceable for any reason only the illegal or unenforceable portion shall be ineffective and the remainder shall remain in full force and effect.

16.      AMENDMENT

16.1 Any purported amendment or variation of this Agreement must be in writing and be signed by both Parties.


Confidential                        Page 8                              9-1-2000

                                   SCHEDULE A

                       COMPENSATION, TERMS AND CONDITIONS

NAME                                     Thien K Nguyen

POSITION                                 MANAGER, CHIEF TECHNICAL OFFICER

EMPLOYMENT DATE                          8-6-1997

GRANT OPTION DATE                        September 1, 2000

INITIAL TERM                             One Year

REVIEW DATE                              1 January each year.

TERRITORY                                United States of America

REQUIRED NOTICE OF                       Thirty (30) days notice in writing
TERMINATION                              (unless terminated for cause)


                                  COMPENSATION

1. ANNUAL COMPENSATION

MANAGER shall receive the following salary:

SALARY:              Base Salary (payable biweekly)           $108,000 per annum

                     TOTAL ON TARGET REMUNERATION             $108,000.00

PERFORMANCE BONUS    As determined by the Board of Directors

2. INCENTIVE OPTIONS

In addition to the Annual Compensation detailed herein, MANAGER shall receive stock option allocations giving the employee the right to purchase stock in the company at current Fair Market Value (FMV) in accordance with the Elite Logistics Inc., 2000 Employee Incentive Plan.

                  Exercise   Vesting        Vesting                 Option
  Allotment        Price     Period           Date                Grant Date
  ---------       --------   -------        -------               ----------
  000 Shares        FMV      3 years     January 1, 2000       September 1, 2000
  000 Shares        FMV      3 years     January 1, 2001         January 1, 2001
  000 Shares        FMV      3 years     January 1, 2002         January 1, 2002


Vesting: In respect of each option grant 1/3 of the options vest on completion of one year's service (on the anniversary of the date of employment) and thereafter 1/24th of the remaining balance vests at the end of each subsequent month of completed service.

Confidential                        Page 9                              9-1-2000

3. STOCK PURCHASE RIGHTS

MANAGER shall on the execution of this agreement receive in addition to the incentive stock options detailed above restricted stock purchase rights pursuant to the 2000 Equity Incentive Plan as follows:


     Allotment        Grant Date          Exercise Price       Expiration Date
     ---------        ----------          --------------       ---------------
     000          September 1, 2000           $3.00            December 29, 2000

These shares shall be subject to execution of a restricted stock purchase agreement and be restricted for a period of 12 months from the date of such investment. Elite agrees to loan MANAGER the funds necessary to purchase these shares at an interest rate two (2) points above National Prime Rate at the time of purchase.

4. PAID VACATION / DOMESTIC LEAVE MANAGER

shall, be entitled to 15 days paid annual vacation /domestic leave to be taken in accordance with company policy.

5. LEAVE OF ABSENCE, BEREAVEMENT LEAVE ETC MANAGER

shall be entitled to leave of absence and compensation in accordance with company policy as set out in the Employee Handbook during periods of sickness, disability, or bereavement.

6. HEALTH INSURANCE MANAGER and MANAGER's

dependents will be eligible for participation in the company's group health insurance Plan and other employee benefits, on the first of the month following 90 days of employment.

7. RELOCATION EXPENSES

If relocation is required by ELITE then ELITE shall reimburse MANAGER's reasonable costs of relocating to Freeport, Texas in accordance with ELITE relocation policy as set our in the Employee Handbook.

Confidential                        Page 10                             9-1-2000

                                   SCHEDULE B

                             POSITION SPECIFICATION

NAME:             Thien K Nguyen
POSITION:         Manager, Chief Technical Officer
REPORTING TO:     Chief Executive Officer or designated representative

AREAS OF RESPONSIBILITY                                    PERFORMANCE CRITERIA
-----------------------                                    --------------------
SUMMARY                                                    EDUCATION AND/OR EXPERIENCE
Directs and coordinates research and development
activities for organizational products, services, or       LANGUAGE SKILLS
ideologies by performing the following duties personally
or through subordinate supervisors.                        MATHEMATICAL SKILLS

ESSENTIAL DUTIES AND RESPONSIBILITIES include the          REASONING ABILITY
following. Other duties may be assigned.
                                                           CERTIFICATES, LICENSES, REGISTRATIONS

Plans and formulates aspects of research and development   PHYSICAL DEMANDS  The physical demands described here
proposals such as objective or purpose of project,         are representative of those that must be met by an
applications that can be utilized from findings, costs     employee to successfully perform the essential
of project, and equipment and human resource               functions of this job. Reasonable accommodations may
requirements.                                              be made to enable individuals with disabilities to
                                                           perform the essential functions.
Reviews and analyzes proposals submitted to determine if
benefits derived and possible applications justify         WORK ENVIRONMENT  The work environment characteristics
expenditures.                                              described here are representative of those an employee
                                                           encounters while performing the essential functions of
Approves and submits proposals considered feasible to      this job. Reasonable accommodations may be made to
management for consideration and allocation of funds       enable individuals with disabilities to perform the
or allocates funds from department budget.                 essential functions.

Develops and implements methods and procedures for monitoring projects such as preparation of records of expenditures and research findings, progress reports, and staff conferences, in order to inform management of current status of each project.

Negotiates contracts with consulting firms to perform research studies.

Confidential

SUPERVISORY RESPONSIBILITIES

QUALIFICATIONS To perform this job successfully, an individual must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.


Confidential                        Page 11                             9-1-2000

                                   SCHEDULE C

                          GENERAL TERMS AND CONDITIONS

VACATION/DOMESTIC/PERSONAL                   Annual leave is provided in
                                             accordance with Schedule A. All
                                             applications for annual leave shall
                                             be made on the leave application
                                             form and shall require a minimum of
                                             two weeks notice.

                                             MANAGER is entitled to up to five
                                             days leave on ordinary pay where
                                             MANAGER finds that it is essential
                                             to stay at home in an emergency in
                                             the event of illness of a husband
                                             or wife, dependent child or
                                             dependent parent. Such leave shall
                                             be treated as though it were due to
                                             MANAGER's own sickness and shall be
                                             subject to the following
                                             conditions:

                                             o   leave shall be set-off against
                                                 MANAGER's sick leave
                                                 entitlement

                                             o   On return to work MANAGER shall
                                                 complete a sick leave
                                                 notification and file with the
                                                 human resources manager.

                                             o   If requested, a medical
                                                 certificate shall be provided
                                                 to support such leave
                                                 entitlement.

BEREAVEMENT LEAVE                            MANAGER is entitled to 3 days
                                             bereavement leave in each year on
                                             the death of the MANAGER's spouse,
                                             child, parent, brother or sister,
                                             grandparent, mother in law or
                                             father in law. The entitlement will
                                             not form part of any benefit
                                             payable upon termination of the
                                             Management Services Agreement.
                                             MANAGER shall complete a
                                             Bereavement Leave Application and
                                             file with the human resources
                                             manager.


DRESS CODE MANAGER                           is expected to comply with "ELITE"
                                             dress code as published in the
                                             Employee Handbook from time to
                                             time.

HOURS OF WORK                                MANAGER is expected to work a
                                             minimum of 40 hours in any week.
                                             These will normally be worked
                                             Monday to Friday at any time
                                             between 7:00 a.m. and 6:00 p.m. to
                                             suit the MANAGER.

NOTICE PERIOD FOR TERMINATION OF             Unless terminated by Elite for
EMPLOYMENT                                   cause, either party may terminate
                                             the Management Services Agreement
                                             by giving the other party thirty
                                             (30) days notice in writing.


Confidential                        Page 12                             9-1-2000

PAYMENT ON TERMINATION OF                    On termination of employment under
EMPLOYMENT                                   this Agreement, MANAGER will be
                                             paid

                                             o   Salary to date of termination

                                             o   Accrued annual leave

                                             o   One months salary in lieu of
                                                 notice if ELITE does not wish
                                                 MANAGER to work out the notice
                                                 period (unless termination is
                                                 for cause).

                                             o   Any and all bonuses and
                                                 commissions accrued to the date
                                                 of termination.

                                             Unused sick leave is not payable on
                                             termination of employment.


SICK LEAVE                                   After three months of service
                                             MANAGER is entitled to accrued sick
                                             leave to be taken in accordance
                                             with company policy.


PUBLIC HOLIDAYS                              Public holidays shall be
                                             taken in accordance with company
                                             policy.


Confidential                        Page 13                             9-1-2000